                                                                   EXHIBIT 10.37

Portions of this Exhibit marked with an "*" have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                               SERVICES AGREEMENT


        THIS SERVICES AGREEMENT (this "Agreement"), made as of the 8th day of June, 2001, between VoiceStream Wireless Corporation, a Delaware corporation with a principal place of business at 12920 SE 38th Street, Bellevue, WA 98006 ("VSTR") and STARTEK USA, INC., a Colorado corporation with a principal place of business at 100 Garfield Street, Denver, CO 80206 ("STARTEK").

STATEMENT OF WORK - This Agreement authorizes StarTek to provide the Work described below and in Exhibit A entitled "STATEMENT OF WORK" (attached hereto and hereby made a part of this Agreement).

TERM - The term of this Agreement shall be one (1) year commencing June 8, 2001 and shall automatically renew for additional one (1) year terms unless written notification of cancellation is provided by either party to the other party at least * prior to the termination of the then current term. Notwithstanding the above, either party may terminate this Agreement by providing written notification of termination to the other party at least * prior to such termination.

        PRICING SCHEDULE

        This PRICING SCHEDULE shows the amounts to be paid to StarTek in United States currency for the various Work to be performed hereunder from a Canadian location following authorization, receipt and acceptance by VSTR as follows:

         *


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ACCEPTED:

STARTEK USA, INC.                            VOICESTREAM WIRELESS CORPORATION

/s/ E. Preston Sumner, Jr.                   /s/ Julie Pollard
-----------------------------------------    -----------------------------------
Signature                                    Signature

E. Preston Sumner, Jr.                       Julie Pollard
Executive Vice President                     Senior Vice President
-----------------------------------------    -----------------------------------
Name and Title                               Name and Title

June 15, 2001                                June 18, 2001
-----------------------------------------    -----------------------------------
Date                                         Date

                                    EXHIBIT A

                                STATEMENT OF WORK


This Statement of Work is incorporated into that certain Services Agreement dated June 8, 2001 (the "Agreement") by this reference. Defined terms used in this Statement of Work shall have the meanings provided in the Agreement, unless expressly defined herein.

On behalf of VSTR, StarTek will provide certain services relating to inbound activation and Advanced Activation calls.

A.      GENERAL

        Commencing July 29, 2001, StarTek will handle inbound activation calls for VSTR (the "Services"). StarTek shall establish a dedicated program (StarTek VSTR representatives shall handle only VSTR calls) to perform the Services.

B.      HOURS OF OPERATION

        Except as otherwise set forth herein, the hours of operation for the Inbound Activation's and Advanced Activations will be * to *, *.

C.      CALL VOLUME AND FORECASTING

        StarTek will provide inbound customer care utilizing full time equivalents ("FTEs") in accordance with Section M of this Statement of Work. An FTE is defined as * Customer Contact Employee (CCE) hours per day.

        VSTR will regularly prepare, with assistance from StarTek, the following forecast for each call type to support the proper planning of the infrastructure required to support the Activations Programs: An initial forecast * before the * for which the forecast is made.

        A * call volume forecast by * to be used by StarTek to determine * call volume and the number of CCE per * required to handle the volume at the designated service level will be delivered at least * plus required training time before the * for which the forecast is made, or sooner as available. This forecast will be referred to as the "Call Volume Forecast." As part of the support structure, StarTek will provide a senior call management-planning specialist who will, among other things, assist VSTR in the development of Call Volume Forecasts.

        VSTR and StarTek shall mutually agree upon and participate in the preparation of other call volume forecasts, as required, for the successful performance of the Programs. These may include, without limitation, * forecasts.

        StarTek shall recruit, train, and staff the appropriate number of CCEs to handle the Call Volume Forecast volumes (calls offered), *, at the DMOQ Service Level designated in Section L. below.

        The forecasts referred to above shall in no way represent a commitment from VSTR to provide volumes to StarTek, except as described in following paragraph.

        Should the delivered minutes received by StarTek fall below * of the Call Volume Forecast provided by VSTR for a given month, VSTR will pay actual CCE minutes handled during such period or * of the forecasted minutes, whichever is greater.

        StarTek shall develop * call volume forecasts based on the Call Volume Forecast provided by VSTR. This process is known as Interval Forecasting. StarTek shall schedule the appropriate number of CCE in *


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        intervals in accordance with its Interval Forecasting and historical call volume patterns. This process is known as Interval Scheduling. StarTek will provide its Interval Forecasting and Interval Scheduling plans to VSTR within * after receiving the Call Volume Forecast from VSTR. These documented plans will illustrate how StarTek plans to meet the DMOQ Service Level. The documented plans will include the number of required CCEs to meet the DMOQ Service Level, the number of scheduled CCEs, and the * Service Level commitments. StarTek will provide notice to VSTR of any discrepancies between VSTR's Call Volume Forecasting and StarTek's Interval Forecasting for discussion, agreement and correction.

        If VSTR revises its Call Volume Forecast after its * training time submission point by *, StarTek will provide, within *, a Revised Interval Forecast and Revised Interval Schedule plans. These documented plans will illustrate the impact of the Call Volume Forecast changes. The documented plans will include the number of required CCEs to meet the DMOQ Service Level, the number of scheduled CCEs, and the revised * Service Level commitments. VSTR shall have the right to review and change the revised Interval Forecast and Interval Schedule plans. If such revised Interval Forecast and Interval Schedule plans materially impact StarTek's staffing requirements, StarTek shall be given adequate notice necessary for StarTek to train additional staff.

        VSTR and StarTek will cooperatively manage intraday schedule adjustments to manage actual call volumes.

        In any case, StarTek revenue and DMOQ calculation will be based on the "Call Volume Forecast" delivered * training time prior to the beginning of the month.

D.      CALL RESOLUTION TIME

        Call Resolution Time ("CRT") is defined as the sum of average talk time, hold time while on a call and after call work.

        StarTek agrees that, at no time on a * basis, shall its CRT exceed VSTR's CRT, or, as applicable, the Forecasted AHT (which for the * shall not exceed the CRT experienced by VSTR's previous vendor for the *), requirements set forth in the service level objectives StarTek is supporting by the percentage listed below (d.1.). Should StarTek's AHT exceed VSTR' AHT or Forecasted AHT contractual requirements by more than the percentage listed below (d.1), StarTek shall use or, as applicable, the Forecasted AHT for the * to calculate the amount billed. Subject to adequate notice and VSTR's payment for any additional staff training requirements, VSTR may alter the Program and call types supported by StarTek. VSTR will modify StarTek AHT objectives, to match actual call types supported if different from call types supported in VSTR internal centers. StarTek will make every commercially reasonable effort to achieve a * CRT.

        *

        VSTR will modify the * CRT objective if the systems provided by VSTR negatively impact CRT based on the applicable VSTR degradation experienced at VSTR internal centers.

E.      TRAINING

        CCEs will be trained on the VSTR standard new hire training curriculum. Training for the Program shall be in accordance with the VSTR New Hire Training Curriculum which was designed by VSTR and will be provided to StarTek. Upon * written notice to StarTek, VSTR may change the VSTR New Hire Training Curriculum and the hours required for delivery. Prior to completion of training, VSTR will deliver all applicable application id's. Sharing of application ID's is prohibited under VSTR policy. Startek will establish procedures to ensure that ID's are not shared. Any CCE who violates this policy will be removed from the VSTR account.

        All costs and expenses for training and training materials for new FTEs and any initial and program extension training, or changes or modifications to the program or continuation training that exceeds * specialist shall be borne by VSTR. New FTE's are defined as FTE's required in excess of the previous


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        month's FTE requirement, based upon the Call Volume Forecast. VSTR shall not compensate StarTek for any CCE who does not complete the training. Training needs to be approved by VSTR, in advance, in writing.

        All costs associated with attrition training, including, but not limited to, new trainers and any associated materials, shall be borne by StarTek.

        If StarTek is not meeting the quality standards set forth in Section L. below and VSTR reasonably requires that more training be provided to the StarTek representatives, StarTek will bear the cost of the additional training. Additional training shall be initiated as soon as possible, but not later than * from the date VSTR's requests such additional training.

F.      ESCALATION PROCEDURES

        StarTek shall utilize VSTR-provided escalation processes, as provided in online job aides, to handle calls beyond the CCE scope of training or for management support of a customer issue. This process will ensure that each call that cannot be handled by the CCE is then handled by the lead representative and up to the manager before being transferred to VSTR for resolution. If a customer requires management support, a CCE shall transfer the call to a manager and stay with the call to completion.

        VSTR shall update all on-line job aides that define the escalation procedures for the Program when any changes are made.

G.      TELECOMMUNICATIONS

        VSTR shall route and deliver calls via the VSTR Network to StarTek. Telecommunications costs to deliver calls and data network to StarTek's Canada location *. If any call delivered to StarTek is outside the scope of this Statement of Work or requires further assistance, StarTek shall "warm transfer" the call following procedures as defined in the VSTR online job aides. A "warm transfer" occurs when the original CCE receiving the call transfers to another CCE and introduces the calling party to the new CCE. VSTR will pay for outbound telecommunications costs associated with this Statement of Work on a pass-through basis. StarTek will establish procedures to assure that calls are "warm transferred" only when appropriate. If VSTR determines that calls are inappropriately being "warm transferred", StarTek will work with VSTR to ensure that the warm transfer procedures are followed or shall modify such procedures if necessary.

H.      CUSTOMER CARE SYSTEMS

        StarTek shall be responsible for all the costs associated with workstations equipped to run the most recent version of the eCRM-SYSTEM, including, but not limited to, purchase, maintenance, and upgrades and the wiring of all components to the desktop computers, to support the Services StarTek is hereby granted a perpetual license for the term of this Agreement to use the eCRM-SYSTEM for purposes of performing its obligations under this Agreement. The system requirements for the eCRM-SYSTEM are set forth on Schedule ____ attached hereto. StarTek shall also provide the building, telecommunications switch for the Interactive Voice Response (IVR) system, remote monitoring application and associated toll free number, Universal Power Supply (UPS), desktop computers, office supplies, and dedicated workspaces in each call center. VSTR shall be responsible for all costs and shall own all equipment associated with workstation infrastructure (including, but not limited to, the network (T1's), servers, routers, hubs, Data Service Units (DSUs), and network information servers. VSTR shall also be responsible for software required to support the eCRM-SYSTEM. VSTR will be responsible for the eCRM, Knowledge Database, and Call Tracking systems required to support the Work performed under this Agreement.

I.      SYSTEMS USE AND DOWNTIME

        Information given to callers or collected by CCEs will be directly taken from and/or input into VSTR' systems. In the event that VSTR's systems go down, StarTek shall capture call information on the downtime forms provided by VSTR. StarTek agrees that it shall then input information from these downtime forms once the system is restored. The quality metrics (error rate) shall apply to the completion of all forms. Periods of time during the day in which occupancy is lowest will be utilized to perform this function. Turnaround commitment to enter downtime forms into VSTR's systems will be * from the time when VSTR' systems are restored. If call volume does not allow for * turnaround due to call volume meeting at least * of the forecasted volume, another * input period shall be granted. Downtime forms will be destroyed or sent to VSTR, as directed by VSTR, *. StarTek will assign a special Aspect ACD tracking code to designate when specified representatives are entering downtime form information into System. VSTR agrees to pay StarTek the agreed upon hourly rate for entering downtime information as stated in the Pricing
        Schedule in the Agreement.

J.      OVERTIME

        If StarTek reasonably believes that the daily call volume will vary from the Call Volume Forecast by more than *, StarTek will recruit trained CCEs to work overtime to support the call handling. If the Call Volume Forecast is within * and StarTek does not staff the Program in order to meet the Service Level DMOQ, and, as a result, StarTek must recruit CCEs to work overtime to cover the shortage, then StarTek shall be responsible for any overtime expenses. Any overtime must be authorized by VSTR, in advance. VSTR will pay the overtime rate for all approved overtime.

        The recruiting process for overtime shall be deployed as soon as the circumstance affecting the call volume variance is identified. If StarTek identifies the item at least * before the occurrence, StarTek shall use its commercially reasonable efforts to minimize the financial impact by changing schedules to support the staffing required. StarTek shall also recruit CCEs to work overtime on a * basis when the intra-day forecast dictates additional staffing needs to maintain service goals.

        Except as provided above, StarTek shall obtain written authorization from VSTR for any overtime that may be required or incurred for the performance of the Programs. When written approval from VSTR cannot be obtained during non-business hours, StarTek may be granted verbal approval from VSTR. However, the verbal approval must be followed by written approval from VSTR as soon as *.

K.      CHANGE MANAGEMENT

        VSTR shall provide StarTek with periodic information that is distributed through the change process, as defined by VSTR, to enable all CCEs to remain current on the latest VSTR promotions and features. StarTek is responsible for distributing this information via appropriate methods to CCEs, trainers, team leaders, and lead representatives so that change can be supported in a timely manner. StarTek shall, *, initiate test calls to verify CCE's understanding of the latest change information and to ensure acceptable call quality, as defined in Section L. below. Startek will provide verification of compliance to VSTR.

L.      DIRECT MEASURES OF QUALITY (DMOQS)

        The DMOQs for each program performed hereunder shall be as follows:

        -       Service Level:
                - Activation Calls: * of the * calls offered shall be answered within *.
                - Days that actual call volume sent to StarTek is above the Call Volume Forecast by * will not be included in the * DMOQ calculation for Service Level.
        - Call Volume: StarTek shall answer the call volume provided in the Call Volume Forecast.

        Call Quality: According to the results from the call quality observation process, as described below, the following averages must be achieved by all CCEs who have completed * of call handling, commencing in * of handling calls:

                => * of Implementation Schedule (Section M) - * monthly average
                => * of Implementation Schedule (schedule M) - * monthly average


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


                => * of Implementation Schedule (schedule M) - * monthly average
                => * of Implementation Schedule (schedule M) - * monthly average

        For the purposes of ensuring Call Quality, StarTek and VSTR shall measure the CCEs' call quality using the following types of observations:

                        1.   VSTR observation
                        2.   VSTR/StarTek joint observation
                        3.   StarTek minimum of *

        An agreed upon number of VSTR observations and VSTR/StarTek joint observations shall be performed per StarTek call center per *. The scores for all of these observations will be totaled and an average * score shall be calculated. The call quality observation form to be used in this process shall be provided by VSTR. Results shall be used to provide * feedback to CCEs and StarTek management. The call quality scoring criteria used by StarTek will match that used by VSTR. StarTek will use the same * average % that VSTR uses as their target or the actual average * quality score for * of VSTR representatives. A minimum of * monitoring feedback sessions per CCE, per * shall be conducted by the CCE's direct supervisor.

M.      IMPLEMENTATION TIMELINE

VSTR may modify the implementation schedule as necessary to support business requirements. Any acceleration in the schedule will be mutually agreed upon by both parties. If the implementation schedule is modified, the target DMOQs for the first * of operation will be modified accordingly. "NCO" referred to below means number of calls offered and "NCH" means number of calls handled

*


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If StarTek is not able to provide * scheduled for the week of * StarTek will incur a * deduction of $* until the * requirement is satisfied. There will be no further deductions under this clause upon StarTek's achievement of the *. If Startek handles * of Activation calls and delivers * for the week beginning on * VSTR will pay StarTek a performance bonus of $*. VoiceStream agrees to provide to StarTek the following items by the designated date. If any of these contingencies are not met, any deductions required under this clause shall be null and void.

- Training materials for the VoiceStream Activation calls by end of business *.
- Data connectivity to Kingston by * using VPN through StarTek's Greeley facilities with sufficient bandwidth to handle training.
- Voice connectivity to Kingston by * with sufficient capacity to handle forecasted calls.
-  Hard drive image for training by *.
- Minimum of * trainers on location in Kingston from * until * and * trainers through *.
-  Call pattern data submitted by *.
-  Taped calls by *.

N.      REPORTS

        StarTek agrees that it shall provide VSTR with standard call count reports, performance reports, and station manager detail reports on a * basis *. The reports shall contain detail on StarTek's performance of services, including, but not limited to, the following:

                -total number of calls handled
                -number of calls answered within * seconds
                -number of calls answered within * seconds
                -number of calls abandoned
                -number of calls blocked
                -average handle time
                -average call quality score

        StarTek agrees that it shall also provide VSTR with reports on a * basis of the following:

                -the deleted SYSTEM I.D.s for all employees who have left the company and/or Program
                -the number of CCEs at the beginning of the *
                -the number of CCEs at the end of the *

        StarTek shall provide report cards reflecting measurements of the DMOQs and all of the above metrics *. VSTR and StarTek shall mutually agree upon any other reports.

O.      MONITORING

        VSTR shall have the right, to the extent permitted by law and at no additional expense, to monitor at any time (either on-site or remotely) customer contact calls to ensure compliance with performance, operational and quality control standards.

P.      HOLIDAYS

        StarTek shall observe the following holiday schedule for managers, trainers, service specialists and CCEs. VSTR shall compensate StarTek for holiday rates as identified in the PRICING SCHEDULE set forth in the Agreement.

                New Year's Day
                Victoria Day
                Canada Day


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                Labour Day
                Thanksgiving Day
                Christmas

Q.      STAFFING REQUIREMENTS

        StarTek agrees that all managers shall be full-time StarTek employees. StarTek will use commercially reasonable efforts to ensure that each person assigned to a function has the necessary functional and VSTR-related training to successfully perform the function. In addition, before a function is performed by an individual assigned to that function, StarTek shall verify that the necessary skills have been attained through the use of certification of skills program. StarTek shall also ensure that all persons who interact with the customers maintain their VSTR-related skills through quarterly certification process. In support of this process, StarTek will do the following:

                - Team leaders/supervisors shall go on-line to support customer calls each * for at least * to maintain their skills. The remainder of their time shall be used to support CCE development, and to otherwise assist StarTek employees to perform the Services.
                - Instructional analysts shall go on-line to support customer calls each * to maintain their skills.
                - Managers, lead representatives, team leaders/supervisors and trainers must be full-time employees of StarTek and must have completed VSTR National Standard Curriculum Training.
                -       Managers will monitor a minimum of * per CCE *.

R.      RIGHT OF AUDIT.

        STARTEK shall keep complete and accurate in all material respects records and documentation to substantiate the amounts claimed in any invoice, which records shall be made available to VSTR for audit as set forth below. During StarTek's normal business hours and upon * prior written notice, STARTEK shall make its records available for audit by VSTR or any authorized representative of VSTR during the term of this Agreement and * after completion of the Work or earlier termination of this Agreement, whichever occurs first.

S.      STAFFING

        StarTek represents and warrants it will furnish qualified candidates to perform the Work contained herein.

        Should VSTR reasonably request StarTek to remove any personnel working under this Agreement StarTek shall comply with such request, *. (Unless such request is in violation of any applicable law.)

T.      BUSINESS CONTINUITY

        Prior to the launch of the Services, StarTek will develop and provide to VSTR a comprehensive business continuity plan to mitigate risk factors associated with the provision of the services covered by this Agreement. This plan will outline how StarTek will maintain the operational capability to resume business operations within * when circumstances cause an unexpected interruption in service delivery, including the facilities, equipment, procedures, and strategy employed by StarTek to quickly and safely re-establish service to its VSTR customers. Given the critical nature of the activation call type encompassed by this agreement, StarTek's plan will provide for continued operation through a back-up facility and/or equipment.

U.      TERMINATION FOR BREACH

        Except as otherwise provided herein, if a party breaches a material provision of this Agreement and does not cure the breach within * days after written notice by the non-breaching party, the non-breaching party may immediately terminate this Agreement.


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


V.      STARTEK'S WARRANTIES AND COVENANTS

        StarTek hereby represents, warrants and covenants as follows:

                a. StarTek is financially solvent, able to pay its debts and possesses sufficient working capital to provide and complete the Services in accordance with this Statement of Work.
                b. StarTek warrants that it shall not fail to comply with all applicable registration and licensing requirements to enable StarTek to perform the Services required under this Agreement.
                c. StarTek has the experience and skills necessary to perform and provide the services required under this Agreement. All Services provided by StarTek shall be performed (i) in a professional manner, commensurate with that which is customary in the industry, (ii) in compliance with all applicable federal, state and local laws, rules, regulations and ordinances and,
                     (iii) in compliance with VSTR's policies as are set forth on the date hereof. StarTek's performance of the Services will not violate any agreement or obligation between StarTek and any third party.
                d. StarTek shall not fail to have all the necessary rights and licenses to use all software and hardware provided by it to perform the Services hereunder, and its performance of the Services and use of all software and hardware in connection therewith will not infringe any trade name, trade mark, services, copyright, patent, trade secret, or other intellectual property or proprietary right of any third party.
                e. Subject to Section BB, the Services will conform to the requirements of this Statement of Work and will continue uninterrupted during the term hereof.
                f. All information supplied by StarTek shall be accurate and complete in all material respects.

W.      DISCLAIMER OF WARRANTIES

        Unless otherwise expressly provided herein, STARTEK MAKES NO WARRANTY TO VSTR OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS, OR FITNESS FOR ANY PURPOSE OF ANY SERVICE PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES BY STARTEK ARE HEREBY EXCLUDED AND DISCLAIMED.

X.      INDEMNIFICATION

        Each party shall indemnify, defend and hold the other party and its successors, assigns, agents and employees harmless from and against any and all third party actions, causes of actions, claims and demands (collectively "Third Party Claims") and any costs, liabilities, expenses and damages, including costs and attorneys' fees, arising out of or relating to any Third Party Claims that, if true, would constitute a breach of any representation, warranty or obligation of a party set forth in this Statement of Work or the Agreement.

Y.      LIMITATION OF LIABILITY

        NEITHER PARTY SHALL BE LIABLE FOR LOST PROFITS, NOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER ANY PARTY HAS BEEN INFORMED OF THE LIKELIHOOD OF SUCH DAMAGES. IN ADDITION, IN NO EVENT SHALL EITHER PARTY'S LIABILITY FOR DAMAGES UNDER THE AGREEMENT AND THIS STATEMENT OF WORK, REGARDLESS OF THE FORM OF ACTION, EXCEED $*.

AA.     INVOICES AND PAYMENT

        All invoices for payment shall be submitted regularly but not less than
        * to VSTR for payment. The parties shall agree on an initial format for invoices. In the event VSTR requires a change to the initial format it will


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


        so notify StarTek upon * written notice. The initial format for each invoice shall include the number of employees performing the Services, the hours and minutes worked, service levels and billing rates. All invoices shall be supported by appropriate documentation and per minute charges shall be validated by switch reports. In the event that VSTR requires additional information it will provide Startek with * prior written notice of its request for such additional information.

        VSTR shall pay all properly formatted and documented undisputed invoices within * of receipt.

        Subject to VSTR's prior written approval, VSTR shall reimburse StarTek for all necessary and reasonable travel expenses related to the performance of the Services, including meals, lodging transportation, car rental and incidental expenses. All such expenses shall be supported by documentation, and shall be in accordance with VSTR's guidelines.

        Any undisputed amounts not paid within * of VSTR's receipt shall bear interest at the rate of * per *, but will not exceed the maximum amount allowed by law. Payment of interest shall be StarTek's sole remedy for any claimed breach by VSTR of its payment obligations hereunder; until any undisputed amount remains unpaid * from receipt of original invoice by VSTR.

        VSTR agrees to review each invoice promptly and to notify StarTek of any billing dispute within * of receipt of the invoice. If VSTR does not report a dispute within * following VSTR's receipt of an invoice, VSTR shall have waived its right to withhold payment while the invoice is being disputed. VSTR further agrees to pay any sales, gross receipts, use, excise, access, bypass or other local, state and federal taxes and charges, however designated (excluding taxes on StarTek net income), in connection with the provision, sale, or use of the Services provided hereunder.

        .

BB.     SYSTEM DOWNTIME; FORCE MAJEURE

        In the event StarTek determines that system maintenance is necessary, StarTek will notify VSTR of the need for such maintenance and will obtain the prior written approval from VoiceStream to schedule such maintenance. All routine maintenance shall be scheduled during off system hours. In no event shall interruption for system maintenance constitute a failure of performance by StarTek if performed in accordance with this Section BB.

        Except for VSTR's obligation to make payments for amounts due, each party shall be excused from performance hereunder as a result of causes beyond its reasonable control. Such causes shall include without limitation acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures of third parties, vandalism, power failures, cables cut by third parties, earthquakes, floods or other similar catastrophes; failure of the VSTR system or the Internet not related to StarTek's actions or inactions, any law, order, regulation, direction, action or request of any governmental entity or court or civil or military authority having jurisdiction over either of the parties, national emergencies, insurrections, riots, wars, strikes, lock outs, or work stoppages. In the event of delays for * or more as a result of a force majeure, either party may terminate this Statement of Work and the Agreement by giving written notice to the other party.

        Notwithstanding the foregoing or anything in this Statement of Work to the contrary, StarTek shall take commercially reasonable steps to ensure that the Services shall continue without interruption due to a StarTek systems failure during the term of the Agreement by implementing security features and disaster recovery plans reasonably necessary to provide the Services with an up-time of * (not including scheduled maintenance) which shall include the following: appropriate redundant equipment, software and systems, alternate means of call routing, backup call allocation, backup generator power and the like.


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CC.     OWNERSHIP OF MATERIALS

        Each party retains any and all rights to its own previously existing information, software and/or developments and to its own information, software and or developments that are created separately from and independent of its activities under the Agreement. Except as specifically set forth in this Statement of Work, neither party obtains rights to information provided by the other solely by its access to or use of the information in performing its obligations or exercising its rights hereunder.

        As between VSTR and StarTek, VSTR will own exclusively all data collected as a direct result of the Services provided hereunder. VSTR covenants that it will use the data collected by StarTek in accordance with all applicable law, rules and regulations.

        Neither party is granted any license in intellectual property that is owned or developed by the other party.

DD.     CONFIDENTIALITY

        The parties acknowledge that each may be given access to certain confidential or secret information and material relating to or owned by the other, including but not limited to financial information, customer lists, information pertaining to VSTR or StarTek customers, files and other information regarding that party's business, organization, operations, and plans in the course of the performance under the Agreement. Such information and material shall be the sole and exclusive property of the provider of such information, and each party agrees that during the term of the Agreement and for * thereafter, the receiving party will not disclose such confidential or secret information or material, or the terms of the Agreement, to any governmental agency, person, entity, firm, or corporation, or use confidential or secret information or material except in furtherance of the Agreement, without the express prior written consent of the other party. This section shall not apply to any information a) previously known to the receiving party free of any obligation to keep it confidential, b) that has been or which becomes publicly known through no wrongful act of the receiving party, c) which is rightfully received from a third party who is under no obligation of confidence to either party, d) which is independently developed by the receiving party without resort to Information what has been disclosed pursuant to the Agreement or e) is required to be disclosed in order to comply with applicable laws or administrative process or any governmental or court order; provided, however that the party that is subject to such compelled disclosure shall give the other party prompt prior notice of such compelled disclosure so that the other party may seek to protect such information. This Section shall survive termination of the Agreement.

EE.     ENTIRE AGREEMENT

        This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties.

FF.     MODIFICATIONS

        This Agreement may be modified only in writing executed by both parties by a duly authorized representative, which in the case of VSTR shall be a Vice-President or higher.

GG.     ASSIGNMENT

        StarTek acknowledges that the Services to be rendered by StarTek are unique and personal. Accordingly, StarTek may not assign any of StarTek's rights, including the right to receive payments, or delegate any of StarTek's duties or obligations under this Agreement without the prior written consent of VSTR. Notwithstanding the foregoing, nothing in the Agreement or this Statement of Work shall prevent StarTek from subcontracting the Services to any subsidiary or affiliate. VSTR may assign its rights hereunder upon its sole discretion, subject to StarTek's verification of assignee's ability to fulfill the financial obligations under this Agreement. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of VSTR.


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HH.     PUBLICITY

        Except as required by law, including state and federal securities laws applicable to StarTek as a public company, StarTek will not disclose the existence of this Agreement, or make any disclosure to any third party concerning its business relationship with VSTR, including any press releases, without the prior written approval of VSTR.

II.     GOVERNING LAW

        This Agreement shall be governed by and construed according to the laws of the State of Washington, without regard to the conflict of laws or choice of law provisions thereof. Venue in any action brought with respect to this Agreement shall be in King County, Washington, and each party consents to the jurisdiction of the courts sitting therein.

JJ.     ERROR RATE AND FRAUD

        Error rate on Activation's shall not exceed *. VSTR error rates will be computed from data quality reports and VS Reports in the following areas: Credit Class, Dealer Code, MISDN assignment, Rate Plan and features and all criteria as specified in the Activation Verification Database, or similar application approved by VSTR. VSTR and StarTek will jointly develop or attain an appropriate application for measuring data quality. StarTek will not be considered in breach for an error rate on Activation's less than or equal to * for the first * of StarTek handling calls. Associated financial penalties will be waived for this first * period. VSTR is responsible for providing StarTek detailed error reports by occurrence within 4 business days of occurrence. Both parties agree to create a mutually agreed upon Program Management Report and process, with a trial period of * and mutual acceptance prior to the implementation.

        All fraud detected by VoiceStream Fraud Management Operations Center will be researched within * upon receipt of notification. Fraud management will provide a documented e-mail including dates of violation, representatives name/SAMSON ID, issue in question and recommendation for ramification of employee's action. A tracking spreadsheet will be updated on a weekly basis by designated representative of StarTek and sent to Fraud management for reconciling. StarTek will be held liable for any revenue loss due to fraudulent activity by a StarTek representative. VSTR holds all rights to remove any representative from the VSTR project.

KK.     REPORTING

        StarTek shall provide attached customized reports (or mutually agreed-upon successors) in the time frame specified in Section N.

LL.     BREACH OF SERVICE LEVELS BEYOND THE FIRST * OF HANDLING CALLS

        In the event that StarTek performs any of the Service Level Objectives at Level 3 or greater, as specified in Exhibit B, for a consecutive period of *, StarTek shall be in breach of this Agreement and VSTR may terminate this Agreement if StarTek fails to cure the breach after five days notice to cure.

        In the event that StarTek performs any of the Service Level Objectives at Level 1 or 2, as specified in this Exhibit B, for a consecutive * period or longer, StarTek shall be in breach of this Agreement. StarTek shall prepare a plan to cure the breach and shall have * in which to cure the breach. In the event that StarTek fails to cure the breach within the * period, VSTR may terminate the Agreement for StarTek's breach.

MM.     SERVICE LEVEL ADJUSTMENTS


*


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*

A. The levels of * Adjustment Percentages for each Service Objective shall be consistent with the levels of StarTek's performance as set forth in the * Adjustment Thresholds.

        The Service Objectives Penalty for each * shall be calculated by adding the * Adjustment Percentages of the Service Objectives (the "Total Percentage"). The Total * Agent Call Handling Revenue (defined as items 1, 5-9 of Pricing Schedule), multiplied by the Total Percentage, shall equal the Service Objectives Penalty for the month. The Total * Agent Call Handling Revenue shall include both staffed agent hours charges and agent call handling minute's charges appearing on the invoice for the * during which StarTek failed to meet the Service Objectives. The Service Objectives Adjustments shall not include those days where actual call volume or minutes is more than * greater than call volume or minute volume Forecasts as described in Exhibit A.

        *

        The total adjustment based on the above shall not exceed * per * and will be waived as it applies to Speed of Answer by VSTR for * in which employment levels required to support the Call Volume Forecast exceeds by more than * the employment level required to support the Call Volume Forecast of the previous *.




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